Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300
Pyxus International, Inc. Reports Fourth Quarter and Fiscal Year 2021 Results

Morrisville, NC – June 29, 2021 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus” or the “Company”), a global value-added agricultural company, today announced results for its quarter and fiscal year ended March 31, 2021. As described in more detail below, results for the full 2021 fiscal year period reflect the combined results of the Successor and Predecessor periods in connection with the Company's emergence from Chapter 11.
Fiscal 2021 Highlights*

•Combined sales and other operating revenues were $1,331.9 million, which decreased $195.4 million or 12.8% from the prior fiscal year.
•Combined gross profit as a percent of sales was 12.1%, which decreased 2.6% from the prior fiscal year.
•Combined selling, general, and administrative expenses ("SG&A") were $197.9 million, which decreased $1.1 million or 0.6% from the prior fiscal year.
•Combined net loss attributable to Pyxus International, Inc. was $117.7 million, which decreased $147.0 million or 55.5% from the prior fiscal year.
•Combined adjusted EBITDA** was $93.5 million.
•Total long-term debt was substantially reduced when compared to the prior fiscal year.
•Year-end uncommitted inventory was the lowest it has been since fiscal 2016.

* See "Presentation of Combined Financial Information" in this press release for a discussion of the calculation of combined amounts.
** Adjusted EBITDA is not a measure of results under GAAP. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, Pyxus' President and CEO said, "In what was an unprecedented and challenging year, our Company adapted to constant change as we navigated the COVID-19 pandemic. We appreciate the continued support from all of our stakeholders and, in particular, we would like to thank the entire Pyxus team for their hard work and unwavering commitment to the Company and the communities in which we operate under extraordinary circumstances.

"During fiscal 2021, we implemented a series of restructurings and process changes that allowed our business to continue to operate through the COVID-19 pandemic while also positioning us for success in fiscal 2022 and beyond. Through these actions, we substantially reduced our debt and costs throughout our supply chain. We also made the strategic decision to exit our cash flow negative Canadian cannabis businesses, which further supports our SG&A cost containment efforts. Agreements for the sale of these businesses to third parties for an estimated aggregate price of Cdn.$29.8 million have been entered into. Such sales, if consummated, would result in receipt by the Company of $6.1 million of estimated net proceeds, after the repayment of approximately Cdn.$15.6 million of borrowings under debtor-in-possession facility provided to the Canadian cannabis businesses by a subsidiary of the Company, and the anticipated satisfaction of the claims of general unsecured creditors, administrative expenses, and other contractual obligations of these businesses. Once completed, the divestiture of these businesses will provide us with more flexibility to utilize working capital for anticipated opportunities in the tobacco and e-liquids industries.

"Although our production facilities continued to operate through the pandemic, certain facilities experienced lower production levels than planned due to smaller crop sizes in Africa and the implementation of social distancing requirements and safety practices to reduce the spread of COVID-19 and protect our employees. In addition, the COVID-19 pandemic-related shipping delays of leaf tobacco for certain customer orders resulted in a shift of between $170.0 million and $180.0 million of expected revenue and $30.0 million and $34.0 million of expected EBITDA from fiscal 2021 into fiscal 2022. However, the impact of COVID-19 on our business yielded innovative changes that will enable us to be more flexible in the future and accelerate certain activities in the crop cycle. COVID-19 has also pushed the tobacco industry to continue to look for ways to reduce supply chain complexity in a responsible manner.

"Following an evaluation of its social compliance program last year, our Alliance One subsidiary was the first company to receive a modification to U.S. Customs and Border Protection’s withhold release order on imports of Malawi tobacco into the United States. We believe this is a clear indication of our leadership in agronomy, sustainability, and traceability, and we are confident in our ability to service the evolving needs of our customers in fiscal 2022 and beyond.

"In the e-liquids industry, the FDA recently published a complete list of Premarket Tobacco Product Applications ("PMTA") that were submitted by the September 9, 2020 deadline. While the regulation and enforcement activities in the e-liquids industry are continuing to mature, we await our PMTA approval notifications and look forward to the post-PMTA market opportunities.

"For the full year, we are expecting fiscal 2022 sales to be between $1.65 billion and $1.8 billion, SG&A expense to be between $140.0 million and $145.0 million (excluding non-recurring items and potential changes in foreign currency exchange rates), and adjusted EBITDA to be between $150.0 million and $170.0 million. Based on expected first quarter results, we are optimistic about fiscal 2022. Lastly, we are also excited about sharing more information about our enhanced global environmental, social and governance ("ESG") strategy, which supports our ability to deliver on our expected results for fiscal 2022."
Performance Summary for Fiscal Year Ended March 31, 2021*
Combined sales and other operating revenues decreased $195.4 million, or 12.8%, to $1,331.9 million for the year ended March 31, 2021 from $1,527.3 million for the year ended March 31, 2020. This decrease was due to a 4.8% decrease in leaf volume and a 10.3% decrease in leaf average selling prices. These decreases were partially offset by an increase in cannabinoid revenue attributable to sales occurring in most of the Canadian provinces, as well as the launch of the GO! cannabinoid product line in Canada. The 4.8% decrease in leaf volume was primarily due to smaller crop sizes in Africa and shipments delayed into fiscal 2022 by the COVID-19 pandemic in Africa, Asia, and North America as well as customer shipping instructions in North America. This decrease was partially offset by higher volume in South America driven by the timing of shipments. The 10.3% decrease in leaf average sales prices was due to changes in foreign exchange rates in Europe and South America and product mix in Africa and Europe having a lower concentration of lamina. This decrease was partially offset by product mix having a higher concentration of lamina in Asia, North America, and South America.

Combined cost of goods sold decreased $132.1 million, or 10.1%, to $1,170.5 million for the year ended March 31, 2021 from $1,302.6 million for the year ended March 31, 2020. This decrease was mainly due to the reduction in sales and other operating revenues. This decrease was partially offset by $32.1 million of inventory write-offs related to the Company's actions to exit operations of the industrial hemp businesses and shifts in expected future products mix in response to market supply conditions.

Combined gross profit as a percent of sales decreased to 12.1% for the fiscal year ended March 31, 2021 from 14.7% for the fiscal year ended March 31, 2020. This decrease was mainly due to the inventory write-offs described above and product mix in Africa and Europe having a lower concentration of lamina.

Combined selling, general, and administrative expenses decreased $1.1 million, or 0.6%, to $197.9 million for the year ended March 31, 2021 from $199.0 million for the year ended March 31, 2020. This decrease was driven by lower travel expenses due to the COVID-19 pandemic, current-year savings from restructuring initiatives, and $13.8 million of costs incurred to evaluate and develop plans for a potential partial monetization of interests in subsidiaries in the Other Products and Services segment in the prior year. The decrease was partially offset by $21.8 million of expenses in the current year associated with the Chapter 11 Cases. Combined selling, general, and administrative expenses as a percent of sales increased to 14.9% for the year ended March 31, 2021 from 13.0% for the year ended March 31, 2020 primarily due to the decrease in sales and other operating revenues.

Combined restructuring and asset impairment charges increased $6.8 million or 121.4% to $12.4 million for the year ended March 31, 2021 from $5.6 million for the year ended March 31, 2020. This increase was attributable to employee separation and impairment charges related to the proceeding under to Canada’s Companies’ Creditors Arrangement Act (the “CCAA

Proceeding”) initiated in January 2021 by the Company’s Canadian subsidiaries operating cannabis businesses (the “Canadian Cannabis Subsidiaries”) and the restructuring of certain U.S. operations, which included the industrial hemp and CBD businesses, and the continued restructuring of certain African operations.

Combined loss on deconsolidation of subsidiaries of $70.2 million in the fiscal year ended March 31, 2021 related to the deconsolidation of the Canadian Cannabis Subsidiaries in connection with the commencement of the CCAA Proceeding.

Combined interest expense decreased $33.4 million, or 24.4%, to $103.3 million for the year ended March 31, 2021 from $136.7 million for the year ended March 31, 2020. This decrease was driven by lower outstanding long-term debt balances, as well as lower balances on the African seasonal lines of credit.

Combined reorganization items of $106.0 million for the year ended March 31, 2021 were comprised of the $462.3 million gain on settlement of liabilities subject to compromise as a result of the Chapter 11 Cases, partially offset by related fees and costs and fresh start reporting adjustments.

Combined income tax expense decreased $118.3 million, or 89.8%, to $13.5 million for the year ended March 31, 2021 from $131.8 million for the year ended March 31, 2020. This decrease was primarily due to the reversal of valuation allowances recorded in the prior year, which were driven by substantial doubt regarding the Company's ability to continue as a going concern prior to the implementation of the Plan.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, and the extent and timing of facilities expansions. During the year ended March 31, 2021, the Company reduced long-term debt by $396.0 million from $949.4 million as of March 31, 2020 to $553.4 million as of March 31, 2021. At year end, the Company’s available credit lines and cash totaled $439.0 million.

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended March 31, 2021, on June 29, 2021 at 5:00 P.M. ET. The dial in number for the call is (313) 209-4906 or (888) 204-4368 if outside the U.S., using conference ID 5638556. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on June 29, 2021, a replay will be available for five days by dialing (719) 457-0820 within the U.S. or (888) 203-1112 outside the U.S., and entering the access code 5638556. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of the Company’s performance or other matters that may affect its business, results of operations, or financial condition are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. Some of these risks and uncertainties include:

•risks related to our indebtedness, including that the Company has substantial debt which may adversely affect it by limiting future sources of financing, interfering with its ability to pay interest, and principal on its indebtedness and subjecting it to additional risks, the Company requires a significant amount of cash to service indebtedness and its ability to generate cash depends on many factors beyond its control, the Company may not be able to refinance or renew its indebtedness, which may have a material adverse effect on its financial condition, the Company may not be able to satisfy the covenants included in its financing arrangements, which could result in the default of its outstanding debt obligations, and despite current indebtedness levels, the Company may still be able to incur substantially more debt, which could exacerbate further the risks associated with its significant leverage;

•risks and uncertainties relating to the Chapter 11 Cases and the Company's liquidity and business strategy, including but not limited to: whether the Company’s leaf tobacco customers, farmers and other suppliers might lose confidence in Pyxus as a result of the Chapter 11 Cases and may seek to establish alternative commercial relationships, whether, as a result of the Chapter 11 Cases, foreign lenders that have provided short-term operating credit lines to fund leaf tobacco operations at the local level may lose confidence in Pyxus and cease to provide such funding, uncertainty and continuing risks associated with the Company’s ability to achieve its goals, which may adversely affect the Company's liquidity, unanticipated developments with respect to liquidity needs and sources of liquidity could result in a deficiency in liquidity, and the Company’s Board of Directors, as reconstituted in connection with the Chapter 11 Cases, may implement changes in the Company’s business strategy that could affect the scope of its operations, including the countries in which it continues to operate and the business lines that it continues to pursue, and may result in the recognition of restructuring or asset impairment charges;

•risk and uncertainties related to the Company’s leaf tobacco operations, including changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, changes in relevant capital markets affecting the terms and availability of short-term seasonal financing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, the impact of disasters or other unusual events affecting international commerce, and changes in costs incurred in supplying products and related services;

•risks and uncertainties related to the COVID-19 pandemic, including possible delays in shipments of leaf tobacco, including from the closure or restricted activities at ports or other channels, disruptions to the Company’s operations or the operations of suppliers and customers resulting from restrictions on the ability of employees and others in the supply chain to travel and work, border closures, determinations by Pyxus or shippers to temporarily suspend operations in affected areas, whether the Company’s operations that have been classified as “essential” under various governmental orders restricting business activities will continue to be so classified or, even if so classified, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations at any of our facilities to be halted for some period of time, negative consumer purchasing behavior with respect to the Company’s products or the products of its leaf tobacco customers during periods of government mandates restricting activities imposed in response to the COVID-19 pandemic, and the extent to which the impact of the COVID-19 pandemic on the Company’s operations and the demand for its products may not coincide with impacts experienced in the United States due to the international scope of its operations, including in emerging and other markets in which the Company operates where the timing and severity of COVID-19 outbreaks and the pace of COVID-19 vaccinations may differ from those in the United States; and

•risks and uncertainties related to the Company’s Other Products and Services segment, including that the e-liquids business has a limited operating history, is in a developing market, may not generate the results that the Company anticipates and has needed, and may continue to need, significant investment to fund continued operations and expansion, that its technologies, processes and formulations may become obsolete, the impact of increasing competition, uncertainties with respect to the development of the industry and market, including the level of consumer demand for such products, the potential for product liability claims, uncertainties with respect to the extent of consumer acceptance of the products offered by the e-liquids business, the impact of regulation associated with the e‑liquids business, including the risk of obtaining anticipated regulatory approvals, and risks and uncertainties related to the CCAA Proceeding, including whether the proposed sales transactions with respect to these subsidiaries will be successfully completed within the anticipated time frames or at all and the extent of any additional impairment that Pyxus may recognize with respect to its investment in these subsidiaries.

A further list and description of these risks, uncertainties, and other factors can be found in Part I, Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended March 31, 2021 and in its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, and SG&A expense (excluding non-recurring items). Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release.

The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2021 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA and SG&A expense (excluding non-recurring items), it is impractical to present a quantitative reconciliation of each such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with over 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Presentation of Combined Financial Information
On June 15, 2020, the Company’s predecessor (then named Pyxus International, Inc.) (“Old Pyxus”) and certain of its then subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code to implement a prepackaged Chapter 11 plan of reorganization to effectuate a financial restructuring of Old Pyxus’ secured debt. The plan of reorganization in the Chapter 11 Cases became effective on August 24, 2020. In connection with the satisfaction of the conditions to effectiveness as set forth in the plan of reorganization, Old Pyxus completed a series of transactions pursuant to which the business assets and operations of Old Pyxus were vested in a wholly owned subsidiary of the Company, which was organized to facilitate the emergence from the Chapter 11 Cases. Accordingly, the Company is deemed to be a successor of Old Pyxus. The Company has determined it qualified for fresh start reporting under GAAP in connection with the emergence from the Chapter 11 Cases. The financial results for the five months ended August 31, 2020 and for the three months and the fiscal year ended March 31, 2020 are referred to as those of the “Predecessor.” Our financial results for the three and seven months ended March 31, 2021 are referred to as those of the “Successor.” The combined results (referenced as “Combined (Non-GAAP)” or “combined”) for the fiscal year ended March 31, 2021 represent the sum of the reported amounts for the five-month Predecessor period from April 1, 2020 through August 31, 2020 combined with the seven-month Successor period from September 1, 2020 through March 31, 2021. Because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and cancellation of debt adjustments, the results of operations for the Successor are not comparable to those of the Predecessor. The financial information accompanying this earnings release provides the Successor and the Predecessor GAAP results for the applicable periods, along with the combined results described above. The Company believes that subject to consideration of the impact of fresh-start reporting, the combined results provide meaningful information about revenues and costs, which would not be available if the current-year periods were not combined.

Consolidated Statements of Operations

	Successor	Predecessor
(in thousands, except per share data)	Seven months ended March 31, 2021	Five months ended August 31, 2020	Year ended March 31, 2020
Sales and other operating revenues	$884,328	$447,600	$1,527,261
Cost of goods and services sold	767,855	402,594	1,302,582
Gross profit	116,473	45,006	224,679
Selling, general, and administrative expenses	110,007	87,858	199,016
Other (expense) income, net	(9,615)	(539)	2,133
Restructuring and asset impairment charges	11,817	566	5,646
Goodwill impairment	1,082	—	33,759
Operating (loss) income	(16,048)	(43,957)	(11,609)
Loss on deconsolidation of subsidiaries	70,242	—	—
Debt retirement expense (benefit)	—	828	—
Interest expense	56,724	46,616	136,656
Interest income	1,348	1,426	3,850
Reorganization items:
Gain on settlement of liabilities subject to compromise	—	462,304	—
Professional fees	—	(30,526)	—
United States trustee fees	—	(970)	—
Write-off of unamortized debt issuance costs and discount	—	(5,303)	—
Issuance of exit facility shares and DIP financing fees	—	(208,538)	—
Other debt restructuring costs	—	(19,442)	—
Fresh start reporting adjustments	—	(91,541)	—
(Loss) income before income taxes and other items	(141,666)	16,009	(144,415)
Income tax expense	13,215	292	131,789
Income from unconsolidated affiliates, net	11,875	2,358	5,885
Net (loss) income	(143,006)	18,075	(270,319)
Net income (loss) attributable to noncontrolling interests	(6,320)	(962)	(5,658)
Net (loss) income attributable to Pyxus International, Inc.	$(136,686)	$19,037	$(264,661)
(Loss) earnings per share:
Basic	$(5.47)	$1.91	$(28.93)
Diluted	$(5.47)	$1.91	$(28.93)
Weighted average number of shares outstanding:
Basic	25,000	9,976	9,148
Diluted	25,000	9,992	9,148

Combined Consolidated Results of Operations

	Successor	Predecessor	Combined (Non-GAAP)	Predecessor
(in millions)	Seven months ended March 31, 2021	Five months ended August 31, 2020	Year ended March 31, 2021	Year ended March 31, 2020
Sales and other operating revenues	$884,328	$447,600	$1,331,928	$1,527,261
Total cost of goods and services sold	767,855	402,594	1,170,449	1,302,582
Gross profit	116,473	45,006	161,479	224,679
Selling, general, and administrative expenses	110,007	87,858	197,865	199,016
Other (expense) income, net	(9,615)	(539)	(10,154)	2,133
Restructuring and asset impairment charges	11,817	566	12,383	5,646
Goodwill impairment	1,082	—	1,082	33,759
Operating loss	(16,048)	(43,957)	(60,005)	(11,609)
Loss on deconsolidation of subsidiaries	70,242	—	70,242	—
Debt retirement expense	—	828	828	—
Interest expense	56,724	46,616	103,340	136,656
Interest income	1,348	1,426	2,774	3,850
Reorganization items	—	105,984	105,984	—
Income tax expense	13,215	292	13,507	131,789
Income from unconsolidated affiliates	11,875	2,358	14,233	5,885
Net loss attributable to noncontrolling interests	(6,320)	(962)	(7,282)	(5,658)
Net (loss) income attributable to Pyxus International, Inc.	$(136,686)	$19,037	$(117,649)	$(264,661)

Consolidated Statements of Operations

	Successor	Predecessor
(in thousands, except per share data)	Three months ended March 31, 2021	Three months ended March 31, 2020
Sales and other operating revenues	$386,934	$504,350
Cost of goods and services sold	343,357	434,730
Gross profit	43,577	69,620
Selling, general, and administrative expenses	48,380	56,465
Other expense, net	(12,351)	(1,928)
Restructuring and asset impairment charges	2,826	4,754
Goodwill impairment	1,082	33,759
Operating loss	(21,062)	(27,286)
Loss on deconsolidation of subsidiaries	70,242	—
Interest expense	23,623	35,310
Interest income	1,168	884
Loss before income taxes and other items	(113,759)	(61,712)
Income tax expense	19,306	106,551
Income (loss) from unconsolidated affiliates, net	4,077	(843)
Net loss	(128,988)	(169,106)
Net loss attributable to noncontrolling interests	(5,780)	(4,753)
Net loss attributable to Pyxus International, Inc.	$(123,208)	$(164,353)
Loss per share:
Basic	$(4.93)	$(17.91)
Diluted	$(4.93)	$(17.91)
Weighted average number of shares outstanding:
Basic	25,000	9,179
Diluted	25,000	9,179

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted
EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2021	March 31, 2020	March 31, 2019	March 31, 2021*	March 31, 2020	March 31, 2019
Net loss attributable to Pyxus International, Inc.	$(123,208)	$(164,353)	$(9,979)	$(117,649)	$(264,661)	$(70,467)
Plus: Interest expense(2)	23,623	35,310	33,370	103,340	136,656	135,553
Plus: Income tax expense	19,306	106,551	10,940	13,507	131,789	37,840
Plus: Depreciation and amortization (benefit) expense	(1,462)	9,825	8,860	28,419	35,828	35,747
EBITDA(1)	(81,741)	(12,667)	43,191	27,617	39,612	138,673
Plus: Abnormal unrecovered advances to suppliers(3)	—	—	—	793	—	—
Plus: Reserves for doubtful customer receivables	3,966	8,714	4,685	4,663	8,715	6,821
Plus: Non-cash employee stock based compensation	—	177	389	(10)	1,231	1,544
Less: Other (expense) income, net	(12,351)	(1,928)	744	(10,154)	2,133	14,217
Plus: Fully reserved recovery of tax(4)	(1)	1,354	3,567	2,937	9,039	10,418
Plus: Restructuring and asset impairment charges	2,826	4,754	1,556	12,383	5,646	4,946
Plus: Goodwill impairment	1,082	33,759	—	1,082	33,759	—
Plus: Loss on deconsolidation of subsidiaries	70,242	—	—	70,242	—	—
Plus: Reorganization items(5)	—	—	—	(105,984)	—	—
Plus: Debt restructuring(6)	1,776	1,406	—	23,590	1,406	—
Plus: Write-down of US hemp inventory(7)	10,208	1,165	—	29,528	1,165	—
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(8)	—	621	5,338	110	14,441	8,127
Plus: Costs associated with reorganization of legal entities(9)	—	6	613	—	559	1,543
Plus: Costs associated with the 2017 U.S. Tax Reform Act(10)	—	—	593	—	—	1,657
Plus: Debt retirement expense (benefit)	—	—	—	828	—	(1,753)
Plus: Amortization of basis difference - CBT investment(11)	409	325	440	1,542	1,520	1,551
Plus: One time impact of newly imposed Argentinian Excise Tax(12)	—	—	319	—	—	2,818
Plus: Kenyan investigation legal & professional costs	—	—	8	—	—	308
Less: Kenyan green leaf operation Adjusted EBITDA(13)	(32)	(145)	(302)	25	(776)	(882)
Less: Criticality Adjusted EBITDA(14)	(273)	(1,178)	(325)	(4,228)	(1,938)	(612)
Less: Canadian Cannabis Adjusted EBITDA(15)	(2,438)	(2,065)	(3,157)	(9,846)	(10,009)	(9,050)
Adjusted EBITDA(1)	$23,861	$44,930	$63,739	$93,524	$127,683	$172,980

 *Combined (Non-GAAP). See accompanying reconciliation for the combined fiscal year ended March 31, 2021.

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)As a result of adoption of ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the fiscal year ended March 31, 2019 reflects reclassification of $317 from SG&A to Interest Expense.
(3)Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)Represents income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(5)Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations, and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, and debtor-in-possession financing fees.
(6)Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in “Reorganization items.”
(7)Write-offs of U.S. industrial hemp inventory driven by a shift in expected future products mix in response to market supply conditions and continued market price compression.
(8)Includes expenses incurred associated with the development and implementation of the "One Tomorrow" business transformation strategy to develop Canadian cannabis, industrial hemp and e-liquid businesses and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
(9)Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
(10)Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.
(11)Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(12)The initial impact of the imposition of the Argentinian Excise Tax was $319 for the quarter ended March 31, 2019 and $2,818 for the fiscal year ended March 31, 2019 . The initial cost of the excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Subsequent customer contracts contemplate the impact of the excise tax.
(13)Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(14)Adjusted EBITDA attributable to our investment in Criticality, LLC ("Criticality") to the extent included in our consolidated results of operations, which is calculated on the same basis as Adjusted EBITDA presented in this table. Criticality was engaged in the extraction of cannabidiol ("CBD") from industrial hemp and other applications for industrial hemp. In December 2020, we commenced actions to exit operations of the industrial hemp businesses, including the production and sale of products containing extracts of industrial hemp, including CBD products, by Criticality. Criticality’s CBD extraction facility has ceased operations.
(15)Adjusted EBITDA attributable to our investments in Figr Brands, Inc., Canada’s Island Garden Inc. and Figr Norfolk Inc. (the "Canadian Cannabis Subsidiaries") to the extent included in our consolidated results of operations, which is calculated on the same basis as Adjusted EBITDA presented in this table. The Canadian Cannabis Subsidiaries collectively operated businesses, under licenses issued by Health Canada, for the production and sale of cannabis products to retailers in Canada. The Canadian Cannabis Subsidiaries are the only subsidiaries of Pyxus engaged in such business. On January 21, 2021, the Canadian Cannabis Subsidiaries applied for relief from their respective creditors pursuant to Canada’s Companies’ Creditors Arrangement Act and the results of operations of the Canadian Cannabis Subsidiaries have been deconsolidated from our consolidated results for periods commencing on January 21, 2021. In May 2021, definitive agreements for the sale of the outstanding equity of Canada’s Island Garden Inc. and Figr Norfolk Inc. and certain intangible assets of Figr Brands, Inc. were entered into in connection with our decision to exit the Canadian cannabis business.

Reconciliation of Combined Leaf Segments Adjusted EBITDA (“Leaf Segments Adjusted EBITDA”)(1)
(Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2021	March 31, 2020	March 31, 2019	March 31, 2021*	March 31, 2020	March 31, 2019
Leaf - North America segment Operating income	$2,904	$2,128	$2,225	$8,717	$8,008	$10,113
Leaf - Other Regions segment Operating income	3,802	10,135	42,170	27,708	69,149	112,180
Total Combined Leaf Segments Operating Income	6,706	12,263	44,395	36,425	77,157	122,293
Less: Debt retirement expense (benefit)(2)	—	—	—	781	—	(1,633)
Plus: Interest income	1,168	848	785	2,730	3,821	3,367
Less: Reorganization items(5)	—	—	—	(116,855)	—	—
Plus: Equity in net income (loss) of investee companies	3,924	(80)	2,525	12,718	5,916	7,408
Less: Net (loss) income attributable to noncontrolling interests	(779)	92	384	(1,410)	(229)	(108)
Plus: Depreciation and amortization (benefit) expense	(1,820)	7,965	7,997	21,773	31,354	32,760
Leaf Segments EBITDA(1)	10,757	20,904	55,318	191,130	118,477	167,569
Plus: Abnormal unrecovered advances to suppliers(3)	—	—	—	793	—	—
Plus: Reserves for doubtful customer receivables	3,959	8,714	4,685	4,649	8,715	6,749
Plus: Non-cash employee stock based compensation	—	141	278	(6)	629	1,190
Less: Other (expense) income, net	(13,119)	6,750	734	(13,391)	11,744	13,989
Plus: Fully reserved recovery of tax(4)	(1)	1,354	3,567	2,937	9,039	10,418
Plus: Restructuring and asset impairment charges	2,686	4,472	1,556	7,131	5,364	4,946
Plus: Goodwill impairment	—	16,463	—	—	16,463	—
Plus: Reorganization items(5)	—	—	—	(116,855)	—	—
Plus: Debt restructuring(6)	1,092	1,116	—	15,853	718	—
Plus: Costs associated with reorganization of legal entities(7)	—	6	613	—	559	1,543
Plus: Costs associated with the 2017 U.S. Tax Reform Act(8)	—	—	424	—	—	1,277
Plus: Debt retirement expense (benefit)(2)	—	—	—	781	—	(1,633)
Plus: Amortization of basis difference - CBT investment(9)	409	325	440	1,542	1,520	1,551
Plus: One time impact of newly imposed Argentinian Excise Tax(10)	—	—	319	—	—	2,818
Plus: Kenyan investigation legal & professional costs	—	—	8	—	—	308
Less: Kenyan green leaf operation Adjusted EBITDA(11)	(32)	(145)	(302)	25	(776)	(882)
Leaf Segments Adjusted EBITDA(1)	$32,053	$46,890	$66,776	$121,321	$150,516	$183,629

 *Combined (Non-GAAP). See accompanying reconciliation for the combined fiscal year ended March 31, 2021.

(1)Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the sporadic impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)Allocation of benefit based on total consolidated assets.
(3)Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(5)Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations and allocated to the segments based on the internal methodologies consistently applied to the allocation of analogous items to the Company's segments and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, debtor-in-possession financing fees, other debt restructuring costs, gain on settlement of liabilities subject to compromise, and the issuance of exit facility shares.
(6)Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in “Reorganization items,” allocated to the segments based on the internal methodologies consistently applied to the allocation of analogous items to the Company's segments.
(7)Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
(8)Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
(9)Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(10)The initial impact of the imposition of the Argentinian Excise Tax was $319 for the quarter ended March 31, 2019 and $2,818 for the fiscal year ended March 31, 2019. The initial cost of the excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Subsequent customer contracts contemplate the impact of the excise tax.
(11)Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

Reconciliation of Other Products and Services Segment Adjusted EBITDA (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended			Fiscal Year Ended
(in thousands)	March 31, 2021	March 31, 2020	March 31, 2019	March 31, 2021*	March 31, 2020	March 31, 2019
Other Products and Services segment Operating loss	(27,768)	(39,548)	(13,774)	(96,430)	(88,766)	(35,039)
Less: Debt retirement expense (benefit)(2)	—	—	—	47	—	(121)
Plus: Interest income	—	35	255	44	28	261
Less: Reorganization items(3)	—	—	—	10,872	—	—
Plus: Equity in net income (loss) of unconsolidated affiliates	154	(764)	213	1,515	(31)	2,182
Less: Net loss attributable to noncontrolling interests	(5,002)	(4,845)	(316)	(5,872)	(5,429)	(593)
Plus: Depreciation and amortization expense	358	1,860	863	6,646	4,474	2,987
Other Products and Services segment EBITDA(1)	(22,254)	(33,572)	(12,127)	(93,272)	(78,866)	(28,895)
Plus: Reserves for doubtful customer receivables	7	—	—	14	—	72
Plus: Non-cash employee stock based compensation	—	36	111	(3)	602	354
Less: Other income (expense), net	766	(8,678)	10	3,237	(9,611)	228
Plus: Restructuring and asset impairment charges	139	281	—	5,252	281	—
Plus: Goodwill impairment	1,082	17,295	—	1,082	17,295	—
Plus: Reorganization items(3)	—	—	—	10,872	—	—
Plus: Debt restructuring(4)	684	290	—	7,737	688	—
Plus: Write-down of US hemp inventory(5)	10,208	1,165	—	29,528	1,165	—
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(6)	—	621	5,338	110	14,441	8,127
Plus: Costs associated with the 2017 U.S. Tax Reform Act(7)	—	—	169	—	—	380
Plus: Debt retirement expense (benefit)(2)	—	—	—	47	—	(121)
Less: Criticality Adjusted EBITDA(8)	(273)	(1,178)	(325)	(4,228)	(1,938)	(612)
Less: Canadian Cannabis Adjusted EBITDA(9)	(2,438)	(2,065)	(3,157)	(9,846)	(10,009)	(9,050)
Other Products and Services Segments Adjusted EBITDA(1)	$(8,189)	$(1,963)	$(3,037)	$(27,796)	$(22,836)	$(10,649)

*Combined (Non-GAAP). See accompanying reconciliation for the combined fiscal year ended March 31, 2021.

(1)Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the sporadic impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)Allocation of benefit based on total consolidated assets.
(3)Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations and allocated to the segments based on the internal methodologies consistently applied to the allocation of analogous items to the Company's segments and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, debtor-in-possession financing fees, other debt restructuring costs, gain on settlement of liabilities subject to compromise, and the issuance of exit facility shares.
(4)Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in “Reorganization items,” allocated to the segment based on the internal methodologies consistently applied to the allocation of analogous items to the Company's segments.
(5)Write-offs of U.S. industrial hemp inventory driven by a shift in expected future products mix in response to market supply conditions and continued market price compression.
(6)Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
(7)Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
(8)Adjusted EBITDA attributable to our investment in Criticality, LLC ("Criticality") to the extent included in our consolidated results of operations, which is calculated on the same basis as Adjusted EBITDA presented in this table. Criticality was engaged in the extraction of cannabidiol ("CBD") from industrial hemp and other applications for industrial hemp. In December 2020, we commenced actions to exit operations of the industrial hemp businesses, including the production and sale of products containing extracts of industrial hemp, including CBD products, by Criticality. Criticality’s CBD extraction facility has ceased operations.
(9)Adjusted EBITDA attributable to our investments in Figr Brands, Inc., Canada’s Island Garden Inc. and Figr Norfolk Inc. (the "Canadian Cannabis Subsidiaries") to the extent included in our consolidated results of operations, which is calculated on the same basis as Adjusted EBITDA presented in this table. The Canadian Cannabis Subsidiaries collectively operated businesses, under licenses issued by Health Canada, for the production and sale of cannabis products to retailers in Canada. The Canadian Cannabis Subsidiaries are the only subsidiaries of Pyxus engaged in such business. On January 21, 2021, the Canadian Cannabis Subsidiaries applied for relief from their respective creditors pursuant to Canada’s Companies’ Creditors Arrangement Act and the results of operations of the Canadian Cannabis Subsidiaries have been deconsolidated from our consolidated results for periods commencing on January 21, 2021. In May 2021, definitive agreements for the sale of the outstanding equity of Canada’s Island Garden Inc. and Figr Norfolk Inc. and certain intangible assets of Figr Brands, Inc. were entered into in connection with our decision to exit the Canadian cannabis business.